Exhibit 99.1

PRESS RELEASE
Dick’s Sporting Goods Reports Fourth Quarter and Full Year Results; In Line With Expectations

— 2008 Sales Increased 6% Over 2007
— Inventory per Square Foot Declined 14% at Year-End Compared to 2007 Year-End
— Company Ended 2008 Without Any Outstanding Borrowings Under Its Credit Facility
PITTSBURGH, Pa., March 10, 2009 — Dick’s Sporting Goods, Inc. (NYSE: DKS) today reported sales and earnings results for the fourth quarter and fiscal year ended January 31, 2009. The results include the operating results of Golf Galaxy and Chick’s Sporting Goods from their respective acquisition dates of February 13, 2007 and November 30, 2007.
Fourth Quarter Results
The Company reported non-GAAP net income for the fourth quarter ended January 31, 2009 of $63.4 million, or $0.55 per diluted share. Non-GAAP earnings exclude a non-cash impairment charge and costs related to the Golf Galaxy and Chick’s Sporting Goods integration. The fourth quarter earnings per diluted share are in line with estimated earnings expectations provided on February 5, 2009 of at least at the mid-point of $0.49 – 0.56 per diluted share. For the fourth quarter ended February 2, 2008, net income and earnings per diluted share were $73.2 million and $0.62, respectively.
On a GAAP basis, the Company reported a net loss for the fourth quarter ended January 31, 2009 of $104.4 million, or $0.93 per diluted share. The GAAP to non-GAAP reconciliation is included in a table later in the release under the heading “Non-GAAP Net Income and Earnings Per Share Reconciliation.”
Net sales for the quarter decreased by 0.4% to $1,207.5 million due primarily to an 8.6% decrease in comparable store sales partially offset by the opening of new stores. The 8.6% consolidated same store sales decline consisted of an 8.1% decrease in Dick’s Sporting Goods stores and a 20.7% decline in the Golf Galaxy stores. Chick’s Sporting Goods was acquired on November 30, 2007 and is excluded from the comparable store sales calculation.
“We continued to execute well in the fourth quarter in spite of the challenging environment. We ended the quarter without any balance outstanding on our line of credit, which is an indication of our strong cash flow and balance sheet position. Additionally, we successfully reduced inventory levels and leveraged S,G & A expenses,” said Edward W. Stack, Chairman and CEO. “As we plan our business for 2009, we are not anticipating any improvement in the macro economic conditions compared to what we experienced in the fourth quarter. We will continue to remain focused on servicing core athletes and outdoor enthusiasts, carefully managing inventory levels, tightly controlling expenses, and modestly growing our store base.”

Integrations
Costs related to the merger and integration of Golf Galaxy and Chick’s Sporting Goods were $9.9 million in the fourth quarter and $18.4 million for the full year. Merger and integration costs include the expense of severance, retention, duplicative administration costs, office closure and related taxes. The Company has completed the integration of Golf Galaxy’s operations and initiated the integration of Chick’s Sporting Goods. The remaining planned store conversions of Chick’s Sporting Goods stores to Dick’s Sporting Goods stores are expected to be completed in the second quarter of 2009.
Non-cash Impairment Charge
In the fourth quarter, the Company recorded a pre-tax non-cash impairment charge of $193.4 million that decreased net income by $161.7 million or $1.44 per diluted share. The deterioration of the economy, combined with projections of a continuing trend, has created a shortfall in the fair value estimations for certain assets, such as goodwill, property and equipment, and other intangible assets below their current book value.
The pre-tax non-cash impairment charge consisted of $164.3 million for goodwill and other intangible assets acquired as part of the Golf Galaxy acquisition in February 2007 and $29.1 million for the write-down of Golf Galaxy, Dick’s Sporting Goods, and Chick’s Sporting Goods store assets.
New Stores
In the fourth quarter, the Company opened four Golf Galaxy stores. These stores are listed in a table later in the release under the heading “Store Count and Square Footage.”
As of January 31, 2009, the Company operated 384 Dick’s Sporting Goods stores in 39 states, with approximately 21.4 million square feet, 89 Golf Galaxy stores in 31 states, with approximately 1.5 million square feet, and 14 Chick’s Sporting Goods stores in California, with approximately 0.7 million square feet.
Full Year Results
The Company reported non-GAAP net income for the 52 weeks ended January 31, 2009 of $138.9 million, or $1.19 per diluted share. For the 52 weeks ended February 2, 2008, net income and earnings per diluted share were $155.0 million and $1.33, respectively.
On a GAAP basis, the Company reported a loss for the 52 weeks ended January 31, 2009 of $35.1 million, or $0.31 per diluted share.
Net sales increased 6% to $4,130.1 million primarily due to the opening of new stores, the inclusion of Chick’s Sporting Goods in this year’s results, partially offset by a comparable store sales decrease of 4.8%. Full year comparable store sales exclude Golf Galaxy and Chick’s Sporting Goods. Golf Galaxy will be included in the full year comparable store base beginning in fiscal 2009. Chick’s Sporting Goods stores will be included in the full year comparable store base in the fiscal year following the 13 month anniversary of the conversion to Dick’s Sporting Goods.
Balance Sheet
The Company believes its strong balance sheet, which included $74.8 million in cash and cash equivalents, no outstanding borrowing under its $440 million Credit Agreement at fiscal 2008 year end, and the inventory per square foot reduction of 13.9% compared to 2007 year end, increases its financial flexibility and further strengthens its ability to successfully manage through the economic environment.

Current 2009 Outlook
The Company’s current outlook for 2009 is based on current expectations and includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act as described later in this release. Although the Company believes that comments reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.
Due to the lack of visibility created by the current economic environment, particularly into the back half of the year, the Company believes it is appropriate to provide estimates based on the continuation of trends from the fourth quarter of 2008 into fiscal 2009. In light of the expected comparable store sales decline and the anticipated need to be even more value driven in 2009, the Company is expecting lower consolidated gross margin levels than were generated in 2008. To partially offset the lower gross margins, the Company will maintain its focus on expense management. Specifically, over the course of 2009, the Company expects to reduce operating costs by approximately $50 million through payroll, advertising and pre-opening expense reductions.
❖	Full Year 2009
•	Based on an estimated 116 million diluted shares outstanding, the Company currently anticipates reporting consolidated earnings per diluted share of approximately $0.80 - 1.00, excluding merger and integration costs. For the full year 2008, the Company reported earnings per diluted share of $1.19, excluding the non-cash impairment charge and merger and integration costs.

On a GAAP basis, the Company is anticipating reporting earnings per diluted share of $0.77 - 0.97 in 2009 compared to a net loss of $0.31 per diluted share in 2008.

•	Comparable store sales are expected to decrease approximately 12 to 8% compared to a 4.8% decrease in 2008. The comparable store sales calculation for the full year 2009 includes Dick’s Sporting Goods stores and Golf Galaxy stores. The comparable store sales calculation for the full year 2008 includes Dick’s Sporting Goods stores only.

•	The Company currently expects to open approximately 19 new Dick’s Sporting Goods stores, relocate one Dick’s Sporting Goods store and open one new Golf Galaxy store. The Company also anticipates closing two Chick’s Sporting Goods stores and converting the remaining 12 Chick’s Sporting Goods stores to Dick’s Sporting Goods stores.
❖	First Quarter 2009
•	Based on an estimated 116 million diluted shares outstanding, the Company anticipates reporting consolidated earnings per diluted share of approximately $0.03 - 0.08 in the first quarter of 2009, excluding merger and integration costs. In the first quarter of 2008, the Company reported earnings per diluted share of $0.18.

•	On a GAAP basis, the Company anticipates reporting earnings per diluted share of approximately $0.01 - 0.06 in the first quarter of 2009 compared to earnings per diluted share of $0.18 in the first quarter of 2008.

•	Comparable store sales are expected to decrease approximately 12 to 9% compared to a 3.8% decrease in the first quarter last year. The comparable store sales calculation for the first quarter 2009 includes Dick’s Sporting Goods stores and Golf Galaxy stores. The comparable store sales calculation for the first quarter 2008 includes Dick’s Sporting Goods stores only.

•	The Company expects to open approximately nine new Dick’s Sporting Goods stores and one new Golf Galaxy Store in the first quarter.
❖	Cash Flow
•	In 2009, the Company anticipates producing positive operating cash flow, net of capital expenditures, in excess of that generated in 2008. This is expected to be accomplished through continued effective inventory management and the reduction of net capital expenditures to $60 million in 2009 as compared to $115 million in 2008.
New Accounting Pronouncement
In May 2008, the FASB issued FSP APB 14-1, which impacts the accounting treatment for convertible debt instruments that allow for either mandatory or optional cash settlements. FSP APB 14-1 will impact the accounting associated with the Company’s senior convertible notes. This FSP will require the Company to recognize additional non-cash interest expense based on the market rate for similar debt instruments without the conversion feature. FSP APB 14-1 is effective for fiscal periods beginning in 2009 and will require retrospective application beginning in the first quarter of 2009. The Company expects adoption of this standard will reduce historical earnings per diluted share by approximately $0.04 for the full year 2008 and by approximately $0.01 for the first quarter 2008. Since FSP APB 14-1 is not yet effective for the Company’s fiscal 2008 results reported above, it is not reflected in these results.
As described in the Company’s Form 8-K filing dated February 19, 2009, the Company repaid over 99% of the senior convertible notes on February 18, 2009 and thus the effect of adoption of FSP APB 14-1 is not expected to be material for fiscal 2009 but is considered in the 2009 outlook.
Conference Call Info
The Company will be hosting a conference call today at 10:00 a.m. eastern time to discuss the fourth quarter and full year results. Investors will have the opportunity to listen to the earnings conference call over the internet through the Company’s web site located at http://www.dickssportinggoods.com/investors. To listen to the live call, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software.
For those who cannot listen to the live broadcast, the web cast will be archived on the Company’s web site for 30 days. In addition, a dial-in replay will be available shortly after the call. To listen to the replay, investors should dial 888-286-8010 (domestic callers) or 617-801-6888 (international callers) and enter confirmation code 16659881. The dial-in replay will be available for 30 days following the live call.
Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “guidance,” “estimate,” “intend,” “predict,” and “continue” or similar words. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks and uncertainties include, without limitation, changes in macroeconomic factors and market conditions, including the housing market and fuel costs, that impact the level of consumer spending for the types of merchandise sold by the Company, potential volatility in our stock price and the tightening of availability and higher costs associated with current and new sources of credit resulting from uncertainty in financial markets, changes in consumer demand, the retailing environment and customer preferences and spending habits, competitive pressures, pricing and promotional activities of competitors, changes in law and regulation including consumer protection and labor, currency exchange rate fluctuations, weather conditions, litigation, risks and costs associated with combining businesses and/or assimilating acquired companies and our ability to manage our operations and growth. Known and unknown risks and uncertainties are more fully described in the Company’s Annual Report on Form 10-K for the year ended February 2, 2008 as filed with the Securities and Exchange Commission on March 27, 2008, and other reports filed with the Securities and Exchange Commission. The Company disclaims any obligation and does not intend to update any forward-looking statements except as may be required by the securities laws.
The prior period EPS numbers presented in this press release have been adjusted to give effect to the two-for-one stock split, in the form of a stock dividend, which became effective on October 19, 2007 to our stockholders of record on September 28, 2007.
About Dick’s Sporting Goods, Inc.
Dick’s Sporting Goods, Inc. is an authentic full-line sporting goods retailer offering a broad assortment of brand name sporting goods equipment, apparel, and footwear in a specialty store environment. As of January 31, 2009, the Company operated 384 Dick’s Sporting Goods stores in 39 states primarily throughout the eastern half of the U.S. The Company also owns Golf Galaxy, Inc., a multi-channel golf specialty retailer, with 89 stores in 31 states, ecommerce websites and catalog operations and Chick’s Sporting Goods, Inc., which operates 14 specialty sporting goods stores in Southern California.
Dick’s Sporting Goods, Inc. news releases are available at http://www.dickssportinggoods.com/ (click on the Investor Relations link at the top of the home page).
Contact:
Timothy E. Kullman, EVP – Finance, Administration, Chief Financial Officer and Treasurer or
Anne-Marie Megela, Director, Investor Relations
724-273-3400
investors@dcsg.com

DICK’S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS — UNAUDITED
(In thousands, except per share data)

	13 Weeks Ended
	January 31,	% of	February 2,	% of
	2009	Sales (1)	2008	Sales (1)

Net sales	$1,207,531	100.00%	$1,212,615	100.00%
Cost of goods sold, including occupancy and distribution costs	855,348	70.83	836,295	68.97

GROSS PROFIT	352,183	29.17	376,320	31.03

Selling, general and administrative expenses	241,676	20.01	250,356	20.65
Impairment of goodwill and other intangible assets	164,255	13.60	—	—
Impairment of store assets	29,095	2.41	—	—
Merger and integration costs	9,903	0.82	—	—
Pre-opening expenses	126	0.01	1,314	0.11

INCOME (LOSS) FROM OPERATIONS	(92,872)	(7.69)	124,650	10.28

Interest expense, net	3,973	0.33	2,730	0.23

INCOME (LOSS) BEFORE INCOME TAXES	(96,845)	(8.02)	121,920	10.05

Provision for income taxes	7,532	0.62	48,749	4.02

NET INCOME (LOSS)	$(104,377)	(8.64%)	$73,171	6.03%

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$(0.93)		$0.66
Diluted	$(0.93)		$0.62

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	112,115		111,033
Diluted	112,115		117,721

(1)	Column does not add due to rounding

DICK’S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS — UNAUDITED
(In thousands, except per share data)

	52 Weeks Ended
	January 31,	% of	February 2,	% of
	2009	Sales (1)	2008	Sales (1)

Net sales	$4,130,128	100.00%	$3,888,422	100.00%
Cost of goods sold, including occupancy and distribution costs	2,946,079	71.33	2,730,359	70.22

GROSS PROFIT	1,184,049	28.67	1,158,063	29.78

Selling, general and administrative expenses	928,170	22.47	870,415	22.38
Impairment of goodwill and other intangible assets	164,255	3.98	—	—
Impairment of store assets	29,095	0.70	—	—
Merger and integration costs	15,877	0.38	—	—
Pre-opening expenses	16,272	0.39	18,831	0.48

INCOME FROM OPERATIONS	30,380	0.74	268,817	6.91

Gain on sale of asset	(2,356)	(0.06)	—	—
Interest expense, net	10,963	0.27	11,290	0.29

INCOME BEFORE INCOME TAXES	21,773	0.53	257,527	6.62

Provision for income taxes	56,867	1.38	102,491	2.64

NET INCOME (LOSS)	$(35,094)	(0.85%)	$155,036	3.99%

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$(0.31)		$1.42
Diluted	$(0.31)		$1.33

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	111,662		109,383
Diluted	111,662		116,504

(1)	Column does not add due to rounding

DICK’S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	January 31,	February 2,
	2009	2008
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$74,837	$50,307
Accounts receivable, net	57,803	62,035
Income taxes receivable	5,638	—
Inventories, net	854,771	887,364
Prepaid expenses and other current assets	46,194	50,274
Deferred income taxes	10,621	19,714

Total current assets	1,049,864	1,069,694

Property and equipment, net	515,982	531,779
Construction in progress — leased facilities	52,054	23,744
Intangible assets, net	46,846	80,038
Goodwill	200,594	304,366
Other assets:
Deferred income taxes	67,709	6,366
Investments	2,629	3,225
Other	30,846	16,423

Total other assets	101,184	26,014

TOTAL ASSETS	$1,966,524	$2,035,635

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$299,113	$365,750
Accrued expenses	209,866	228,816
Deferred revenue and other liabilities	102,866	104,549
Income taxes payable	3,024	62,583
Current portion of other long-term debt and capital leases	606	250

Total current liabilities	615,475	761,948

LONG-TERM LIABILITIES:
Senior convertible notes	172,500	172,500
Revolving credit borrowings	—	—
Other long-term debt and capital leases	8,758	8,685
Non-cash obligations for construction in progress — leased facilities	52,054	23,744
Deferred revenue and other liabilities	222,155	180,238

Total long-term liabilities	455,467	385,167

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock	871	848
Class B common stock	253	263
Additional paid-in capital	459,076	416,423
Retained earnings	433,880	468,974
Accumulated other comprehensive income	1,502	2,012

Total stockholders’ equity	895,582	888,520

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,966,524	$2,035,635

DICK’S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	52 Weeks Ended
	January 31,	February 2,
	2009	2008
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(35,094)	$155,036
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	90,732	75,052
Impairment of goodwill and other intangible assets	164,255	—
Impairment of store assets	29,095	—
Deferred income taxes	(45,906)	(32,696)
Stock-based compensation	25,600	29,039
Excess tax benefit from stock-based compensation	(1,786)	(34,918)
Tax benefit from exercise of stock options	369	5,396
Tax benefit from convertible bond hedge	3,017	2,811
Gain on sale of asset	(2,356)	—
Changes in assets and liabilities:
Accounts receivable	3,090	(10,982)
Income taxes payable/receivable	(63,089)	114,706
Inventories	29,581	(127,027)
Prepaid expenses and other assets	(10,554)	(4,267)
Accounts payable	(56,709)	12,337
Accrued expenses	(6,736)	26,222
Deferred construction allowances	19,452	22,256
Deferred revenue and other liabilities	16,850	29,869

Net cash provided by operating activities	159,811	262,834

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(191,423)	(172,366)
Purchase of corporate aircraft	(25,107)	—
Proceeds from sale of corporate aircraft	27,463	—
Proceeds from sale-leaseback transactions	44,873	28,440
Payment for purchase of Golf Galaxy, net of $4,859 cash acquired	—	(222,170)
Payment for purchase of Chick’s Sporting Goods	—	(69,200)

Net cash used in investing activities	(144,194)	(435,296)

CASH FLOWS FROM FINANCING ACTIVITIES:
Revolving credit borrowings, net	—	—
Payments on other long-term debt and capital leases	(6,793)	(1,058)
Construction allowance receipts	11,874	13,282
Proceeds from sale of common stock under employee stock purchase plan	5,174	4,507
Proceeds from exercise of stock options	7,320	30,259
Excess tax benefit from stock-based compensation	1,786	34,918
Repurchase of common stock	(386)	—
(Decrease) increase in bank overdraft	(9,927)	4,785

Net cash provided by financing activities	9,048	86,693

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(135)	134

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	24,530	(85,635)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	50,307	135,942

CASH AND CASH EQUIVALENTS, END OF PERIOD	$74,837	$50,307

Supplemental disclosure of cash flow information:
Construction in progress — leased facilities	$28,310	$10,657
Accrued property and equipment	$(18,986)	$(6,928)
Cash paid for interest	$8,021	$11,195
Cash paid for income taxes	$167,721	$17,832
Stock options issued for acquisition	$7,093	$7,307

Store Count and Square Footage
The following represents a reconciliation of beginning and ending stores and square footage for the periods indicated:
GOLF GALAXY

Store	Market	Store	Market
Renton, WA	Seattle	Naples, FL	Naples
Sugar Land, TX	Houston	Orlando, FL	Orlando

	Fiscal 2008				Fiscal 2007
							Chick’s
	Dick’s		Chick’s		Dick’s		Sporting
	Sporting	Golf	Sporting		Sporting	Golf	Goods
	Goods	Galaxy	Goods	Total	Goods	Galaxy	(1)	Total
Beginning stores	340	79	15	434	294	65	—	359
Q1 New	8	4	—	12	15	10	—	25
Q2 New	9	1	—	10	6	2	—	8
Q3 New	26	1	—	27	25	—	—	25
Q4 New	—	4	—	4	—	4	15	19

	383	89	15	487	340	81	15	436

Closed	—	—	—	—	—	(2)	—	(2)

Converted	1	—	(1)	—	—	—	—	—

Ending stores	384	89	14	487	340	79	15	434

Relocated stores	1	—	—	1	1	—	—	1

Square Footage:
(in millions)

	Dick’s		Chick’s
	Sporting	Golf	Sporting
	Goods	Galaxy	Goods	Total
Q1 2007	17.4	1.1	—	18.5
Q2 2007	17.8	1.1	—	18.9
Q3 2007	19.0	1.2	—	20.2
Q4 2007	19.0	1.3	0.8	21.1

Q1 2008	19.5	1.3	0.8	21.6
Q2 2008	20.0	1.3	0.8	22.1
Q3 2008	21.4	1.4	0.7	23.5
Q4 2008	21.4	1.5	0.7	23.6

(1)	Column reflects the 15 Chick’s Sporting Goods stores acquired in the fourth quarter of 2007.

Non-GAAP Financial Measures
In addition to reporting the Company’s financial results in accordance with generally accepted accounting principles (“GAAP”), the Company provides information regarding net income and earnings per diluted share adjusted for impairment charges and merger and integration costs, pro-forma comparable store sales, earnings before interest, taxes and depreciation (“EBITDA”) as well as a reconciliation from the Company’s gross capital expenditures, net of tenant allowances. The following measures are considered non-GAAP and are not preferable to GAAP financial information; however, the Company believes this information provides additional measures of performance that the Company’s management, analysts and investors can use to compare core, operating results between reporting periods. These non-GAAP measures are provided below and on the Company’s website at http://www.dickssportinggoods.com/ (click on the Investor Relations link at the top of the home page). The Company’s website is not part of this press release.
Non-GAAP Net Income and Earnings Per Share Reconciliation
(in thousands, except per share data):

	Fiscal 2008
	13 Weeks Ended January 31, 2009
		Merger and		Non-GAAP
	As	Integration	Impairment	Pro-forma
	Reported	Costs	Charges	Total
Net sales	$1,207,531	$—	$—	$1,207,531
Cost of goods sold, including occupancy and distribution costs	855,348	—	—	855,348

GROSS PROFIT	352,183	—	—	352,183

Selling, general and administrative expenses	241,676	—	—	241,676
Impairment of goodwill and other intangible assets	164,255	—	(164,255)	—
Impairment of store assets	29,095	—	(29,095)	—
Merger and integration costs	9,903	(9,903)	—	—
Pre-opening expenses	126	—	—	126

INCOME (LOSS) FROM OPERATIONS	(92,872)	9,903	193,350	110,381

Interest expense, net	3,973	—	—	3,973

INCOME (LOSS) BEFORE INCOME TAXES	96,845)	9,903	193,350	106,408
Provision for income taxes	7,532	(3,745)	(31,688)	42,965

NET INCOME (LOSS)	$(104,377)	$6,158	$161,662	$63,443

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$(0.93)			$0.57
Diluted	$(0.93)			$0.55
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	112,115			112,115
Diluted	112,115			115,796

Notes:

(1)	Due to the net loss, as reported diluted earnings per share is calculated using basic weighted average common shares outstanding.

(2)	The goodwill impairment charge of $111,312 is not deductible for tax purposes.

	Fiscal 2008
	52 Weeks Ended January 31, 2009
		Merger and		Non-GAAP
	As	Integration	Impairment	Pro-forma
	Reported	Costs	Charges	Total
Net sales	$4,130,128	$—	$—	$4,130,128
Cost of goods sold, including occupancy and distribution costs	2,946,079	—	—	2,946,079

GROSS PROFIT	1,184,049	—	—	1,184,049

Selling, general and administrative expenses	928,170	—	—	928,170
Impairment of goodwill and other intangible assets	164,255	—	(164,255)	—
Impairment of store assets	29,095	—	(29,095)	—
Merger and integration costs	15,877	(15,877)	—	—
Pre-opening expenses	16,272	—	—	16,272

INCOME FROM OPERATIONS	30,380	15,877	193,350	239,607

Gain on sale of asset	(2,356)	—	—	(2,356)
Interest expense, net	10,963	—	—	10,963

INCOME BEFORE INCOME TAXES	21,773	15,877	193,350	231,000

Provision for income taxes, excluding tax impact of non deductible executive separation costs	54,362	(6,041)	(31,688)	92,091
Tax impact of non deductible executive separation costs	2,505	2,505	—	—

Provision for income taxes	56,867	(3,536)	(31,688)	92,091

NET INCOME (LOSS)	$(35,094)	$12,341	$161,662	$138,909

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$(0.31)			$1.24
Diluted	$(0.31)			$1.19

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	111,662			111,662
Diluted	111,662			116,650

Notes:

(1)	Costs related to the Golf Galaxy and Chick’s Sporting Goods integration total $18.4 million, which includes $15.9 million of pre tax “merger and integration costs” and $2.5 million included in the Company’s provision for income taxes reflecting the “tax impact of non deductible executive separation costs”. The net income impact of merger and integration costs equals $12.3 million, which includes $9.8 million for the after tax amount of “merger and integration costs” and the $2.5 million included in the Company’s provision for income taxes reflecting the “tax impact of non deductible executive separation costs.”

(2)	Due to the net loss, as reported diluted earnings per share is calculated using basic weighted average common shares outstanding.

(3)	The goodwill impairment charge of $111,312 is not deductible for tax purposes.

Pro-forma Comparable Store Sales
The following pro-forma comparable store sales present information as if Golf Galaxy had been acquired at the beginning of the periods presented. The sales have been adjusted to conform to the Company’s reporting calendar and method of reporting comparable sales. Golf Galaxy is included in the quarterly comparable store base beginning in Q2 2008, which is the first full quarter following the anniversary of the date of acquisition.

	Dick’s
	Sporting	Golf
	Goods	Galaxy	Consolidated
13 weeks ended February 2, 2008	2.7%	-8.8%	2.2%
52 weeks ended February 2, 2008	2.4%	-0.1%	2.1%
52 weeks ended January 31, 2009	-4.8%	-7.7%	-5.0%
Inventory per Square Foot
The following inventory per square foot calculations reconcile consolidated inventory per square foot to inventory per square foot for Dick’s Sporting Goods only.

	January 31,		February 2,
	2009		2008
Consolidated inventory	$854,771	A	$887,364	A

Less: Chick’s Sporting Goods and Golf Galaxy inventory	(105,965)		(125,644)

Dick’s Sporting Goods inventory	748,806	C	761,720	C

Consolidated square feet	23,593	B	21,084	B

Less: Chick’s Sporting Goods and Golf Galaxy square feet	(2,151)		(2,042)

Dick’s Sporting Goods square feet	21,442	D	19,042	D

Consolidated inventory per square foot (A/B)	36.23		42.09
% decrease 2008 compared to 2007	-13.9%

Dick’s Sporting Goods inventory per square foot (C/D)	34.92		40.00
% decrease 2008 compared to 2007	-12.7%

EBITDA
EBITDA should not be considered as an alternative to net income or any other generally accepted accounting principles measure of performance or liquidity. EBITDA, as the Company has calculated it, may not be comparable to similarly titled measures reported by other companies. EBITDA is a key metric used by the Company that provides a measurement of profitability that eliminates the effect of changes resulting from financing decisions, tax regulations, and capital investments.

	13 Weeks Ended
	January 31,	February 2,
EBITDA	2009	2008
	(dollars in thousands)
Net income (loss)	$(104,377)	$73,171
Provision for income taxes	7,532	48,749
Interest expense, net	3,973	2,730
Depreciation and amortization	24,906	19,485
Less: Depreciation and amortization (merger integration)	(1,941)	—
Add: Merger and integration costs	9,903	—
Add: Impairment of goodwill and other intangible assets	164,255	—
Add: Impairment of store assets	29,095	—

EBITDA	$133,346	$144,135

% decrease in EBITDA	-7%

	52 Weeks Ended
	January 31,	February 2,
EBITDA	2009	2008
	(dollars in thousands)
Net income (loss)	$(35,094)	$155,036
Provision for income taxes	56,867	102,491
Interest expense, net	10,963	11,290
Depreciation and amortization	90,732	75,052
Less: Depreciation and amortization (merger integration)	(2,392)	—
Add: Merger and integration costs	15,877	—
Less: Gain on sale of asset	(2,356)	—
Add: Impairment of goodwill and other intangible assets	164,255	—
Add: Impairment of store assets	29,095	—

EBITDA	$327,947	$343,869

% decrease in EBITDA	-5%
Reconciliation of Gross Capital Expenditures to Net Capital Expenditures
The following table represents a reconciliation of the Company’s gross capital expenditures to its capital expenditures, net of tenant allowances.

	52 Weeks Ended
	January 31,	February 2,
	2009	2008
	(dollars in thousands)
Gross capital expenditures	$(191,423)	$(172,366)
Proceeds from sale-leaseback transactions	44,873	28,440
Changes in deferred construction allowances	19,452	22,256
Construction allowance receipts	11,874	13,282

Net capital expenditures	$(115,224)	$(108,388)